EXHIBIT 10.1

AMENDED AND RESTATED MEDIA SERVICES AGREEMENT

Dated as of

November 8, 2010

Between

ALLOY, INC.

and

dELiA*s, INC.

AMENDED AND RESTATED MEDIA SERVICES AGREEMENT

This Amended and Restated Media Services Agreement (this “Agreement”) is made as of the 8th day of November, 2010 (the “Execution Date”), by and between Alloy, Inc., a Delaware corporation (“Alloy” or “Agent”) and dELiA*s, Inc., a Delaware corporation (“dELiA*s “).

RECITALS

WHEREAS, Alloy and dELiA*s entered into a distribution agreement (the “Distribution Agreement”) which, among other things, outlined the terms and conditions of the distribution of all outstanding shares then held by Alloy of dELiA*s common stock on a pro rata basis to the shareholders of Alloy common stock as of December 19, 2005, the spinoff record date (the “Spinoff”);

WHEREAS, dELiA*s, either directly or through its Affiliates, is engaged in retail and direct response businesses primarily targeting the teenage girl and young women demographic group and Alloy, either directly or through its Affiliates, is engaged in the business of, among other things, providing media and marketing services primarily targeting the 10-24 year old market;

WHEREAS, in connection with the Spinoff, the dELiA*s and Alloy entered into a Media Services Agreement dated as of December 19, 2005 (the “Initial Effective Date”), as amended from time to time (the “Original Contract”) pursuant to which dELiA*s appointed Alloy to act as its exclusive third party agent for itself and its Affiliates for the purpose of among other things, selling, licensing, renting and otherwise making available to third parties the Company Media Assets (as hereinafter defined) and Agent accepted such appointment;

WHEREAS, the Original Contract terminates as of December 19, 2010, and Alloy and dELiA*s on behalf of themselves and their respective Affiliates each deem it in their best interests to continue with the arrangement on the terms and conditions herein set forth as of the Effective Date;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and dELiA*s (each, a “Party” and collectively, the “Parties”), on behalf of themselves and their Affiliates hereby agree as follows:

1.	Defined Terms. Terms with initial capital letters used herein without immediate definition shall have the following meanings:

“Agent Material Adverse Effect” means any circumstance, change in or effect on the Agent which materially adversely affects the ability of Agent to meet its obligations set forth in this Agreement.

“Affiliate” as to any Person means any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Alloy Business” means any business operated by Alloy and its Affiliates as of and subsequent to January 1, 2010.

“Alloy Media Assets” means any and all assets currently or hereinafter acquired or operated by Alloy or any of its Affiliates enabling Persons to reach third parties to promote, market or advertise goods or services, including without limitation, the Alloy Websites and any branding, buttons, banners, navigation bars, and other placements and promotions or similar services and rights executed on, displayed on or using information derived or obtained from any Alloy Website; media boards; newspaper placement services; email, direct and database marketing; content licensing; database and list rental and licensing; sampling programs; research; and promotional, sampling and sponsorship programs.

“Alloy Websites” means any and all public-facing websites currently or hereinafter owned or operated by Alloy or any of its Affiliates, including the Alloy Flagship Websites and the Licensed URLs contained therein.

“Buyers” means those Persons who actually purchase other than through dELiA*s retail stores any Company Brand product either for themselves or another Person and the Persons for whom such products were purchased.

“Catalog Requestors” mean those Persons who request to receive a Company Catalog, offline or online.

“Claims” means all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, executions, claims, Liabilities, investigations, prosecutions and demands whatsoever, in law or equity, regardless of when made or asserted and regardless of whether fixed or contingent.

“Company” means, collectively, dELiA*s and any Affiliate of dELiA*s as of the Effective Date.

“Company Business” means the merchandising and retail businesses operated by the Company as of and subsequent to January 1, 2010 specifically related to the Company Flagship Brands, including, without limitation, the operation of the Company Websites and the Company Media Assets.

“Company Catalogs” means any catalog or publication acquired, launched or operated by the Company on and subsequent to January 1, 2010 and supporting the Company Flagship Brands.

“Company Flagship Brands” means the Alloy and dELiA*s merchandise brands.

“Company Flagship Websites” means those websites or webpages supporting the Company Flagship Brands except for the Alloy Flagship Websites.

“Company Material Adverse Effect” means any circumstance, change in or effect on the Company or any Company Media Asset that, individually or in the aggregate with any other circumstances (i) is materially adverse to the Company Business or any Company Media Asset or

(ii) materially adversely affects or could reasonably be deemed to affect the ability of Agent to sell, license, rent or otherwise make available any Company Media Asset.

“Company Media Assets” means any and all assets of the Company held as of the Effective Date or hereinafter acquired and specifically supporting the Company Flagship Brands through which Persons connect with or otherwise reach third parties for the purpose of advertising, marketing or promoting products or services, including without limitation, the Company Websites and any branding, buttons, banners, navigation bars, and other placements and promotions or similar services and rights executed on, displayed on or using information derived or obtained from any Company Website; catalog print advertisements; catalog insertions; online upsell arrangements; in store retail promotions; and sample distribution, but excluding offline upsell arrangements.

“Company Websites” means the Company Flagship Websites and any website acquired, operated or maintained subsequent to the Effective Date by dELiA*s or any Affiliate of dELiA*s specifically supporting the Company Flagship Brands.

“Control” (including “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, but without limiting the generality of the foregoing, any Person owning, directly or indirectly, at least 50% of the voting securities or other, similar, equity interest of any other Person shall be deemed to “control” such other Person.

“Damages” means any and all costs, losses, Claims, Liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs, and reasonable fees and expenses of counsel, consultants and expert witnesses, incurred by a Party hereto.

“Data” means information that identifies or describes an individual or an individual’s record of behavior or action, including without limitation, name, telephone, postal address, phone number, email, date of birth, gender, and any information listed on the Field Schedule (as hereinafter defined), but specifically excludes (i) credit card data, and (ii) any of the foregoing information acquired by a Party in connection with an acquisition of a company or business division.

“Direct Competitor” means any specialty retailer with mall based stores, catalog and/or internet sales channels which primarily targets teenage girls or young women in their 20s and offers for sale among its primary products apparel (including swimwear), footwear and/or accessories (with examples of some Direct Competitors being Forever XXI, Hollister, American Eagle, Aeropostale, Abercrombie & Fitch and Modcloth).

“Effective Date” means December 20, 2010.

“GAAP” means generally accepted accounting principles consistently applied by Alloy, with only such changes thereto as may be required under applicable FASB statements or similar governing accounting pronouncements.

“Indirect Competitor” means any retailer, manufacturer or wholesaler, not including a Direct Competitor, which offers for sale any apparel (including swimwear), footwear, accessory or bed linen product specifically intended for teenage girls and/or women in their 20s (e.g., Target featuring apparel, footwear, accessories or bed linens for teenage girls and/or women in their 20s).

“Intellectual Property” means (i) registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof together with all goodwill therein, (ii) inventions, ideas, conceptions of potentially patentable subject matter and patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) Internet URLs, domain name registrations and applications (and any interests therein), (iv) statutory invention registrations, patents, patent registrations and patent applications and all improvements thereto, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, (vi) computer programs and any related documentation and (vii) trade secrets and confidential business information, technology (including know-how and show-how), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and any other information owned or used by the Company in connection with the Company Business and provided to or made available to Alloy in connection with this Agreement.

“Liabilities” means liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, known or unknown.

“Media Costs” means collectively, the (i) Insertion Costs; (ii) Sampling Costs; (iii) Print Costs; and (iv) Data Fees.

“Media Payments” means, collectively, the (i) Website Fees; (ii) Print Fees; (iii) Insertion Fees; and (iv) Sampling Fees.

“Media Revenues” means, collectively, the (i) Website Revenues; (ii) the Print Revenues; (iii) Insertion Revenues; and (iv) Sampling Revenues.

“Online Registrants” mean those Persons who register to become a member of or request to receive additional information about goods and services offered in connection with the Alloy Business or by or through any Alloy Website.

“Ordinary Course of Business” means the operation of Company Business as operated in the ordinary course of business consistent with the usual and customary practices subsequent to January 1, 2010 without regard to the transactions contemplated by this Agreement.

“Person” means a natural person, corporation, limited liability company, partnership, trust, or joint venture, any governmental authority or any other entity or organization.

2.	GENERAL OBLIGATIONS AND APPOINTMENT OF AGENT.

2.1 Appointment of Agent. Except as expressly set forth herein, dELiA*s hereby, on behalf of itself and its Affiliates, appoints Agent, and Agent hereby agrees to serve, as the Company’s exclusive agent for the limited purpose of selling, licensing, renting or otherwise making available any and all of the Company Media Assets to third parties in accordance with the provisions hereof, provided, however, the Parties expressly acknowledge and agree that Alloy is not appointed as agent for purposes of (i) Company marketing, promoting or advertising any Company Brand on its own behalf or (ii) any marketing, promoting or advertising undertaken in connection with the Master License Agreement dated February 24, 2003 by and between

dELiA*s Brand, LLC and JLP Daisy LLC. Except as expressly set forth herein, the Company agrees that it shall not sell, license, rent, or otherwise make available (or offer for sale, license or rental) any Company Media Asset directly to any Person and that it shall direct to the Agent any and all inquiries it or any Affiliate receives regarding any Company Media Asset. Notwithstanding anything contained herein to the contrary, the terms and conditions of the Original Contract shall control and govern all matters thereunder arising or related to actions taken prior to the Effective Date.

2.2 Obligations of the Company.

2.2.1 Promotion of Agent. The Company shall advise third parties seeking to advertise through or gain access to the Company’s Media Assets of Agent’s exclusive, third party status and representation relationship of the Company as set forth in this Agreement.

2.2.2 Agent Account Representative. The Company shall maintain at its own expense skilled staff and other personnel it deems in its sole discretion necessary to meet its obligations herein set forth.

2.3 Independent Contractor. The Company and Agent expressly acknowledge and agree that no employment, partnership, or joint venture relationship is created by this Agreement. The Parties further agree as follows:

(a)        Agent shall act at all times as an independent contractor under this Agreement;

(b)        neither Agent nor anyone employed by, or acting for or on behalf of, Agent will be an employee of the Company, and the Company is not liable for employment or withholding taxes with respect to Agent or any employee of Agent;

(c)        subject to the terms and provisions set forth herein, Agent shall be free to determine when, where and how Agent performs its responsibilities hereunder;

(d)        Agent is free to contract with, and provide similar services to, any other Person regardless of whether such Person offers products or services identical or similar to those offered by the Company or any of its Affiliates; and

(e)        Agent is to contract directly with a Person seeking to advertise through or gain access to any Company Media Asset and is free in its sole discretion to determine the prices at which it shall offer to such Person the Company Media Assets.

(f)        Subject to the terms of this Agreement and Alloy’s superseding rights to the Company Media Assets as set forth herein, dELiA*s shall be entitled to use any Company Media Asset to promote, market or advertise itself or any Affiliate without Agent’s involvement.

2.4 No Additional Authority. Except as provided in this Agreement, Agent shall have no authority to enter into any contract, agreement or other arrangement or take any other action, by or on behalf of the Company, that would have the effect of creating any obligation or liability, present or contingent, on behalf of or for the account of the Company without the prior written consent of the Company.

2.5 Agent Obligations.

2.5.1 Staffing. Agent shall maintain at its own expense the marketing and service capabilities, skilled sales staff and other personnel, and financial and managerial capability as it deems in its sole discretion necessary to meet its obligations herein set forth.

2.5.2 Training of Agent’s Sales Force. Agent shall, in its sole discretion, train members of Agent’s sales force in representing the Company Media Assets as such times as Agent, in its sole discretion, may determine is necessary to satisfy its obligations hereunder.

2.5.3 Marketing Efforts. Agent shall use its commercially reasonable efforts to promote and market the Company Media Assets and in fulfilling its other obligations in this Agreement.

2.6 Advertising Guidelines. Except as set forth herein, Company and Alloy agree to abide by the guidelines set forth on Schedule 2.6 (the “Advertising Guidelines”) unless prior written approval of the dELiA*s Chief Operating Officer or Chief Executive Officer is obtained, which approval shall not be unreasonably withheld or delayed. If Agent fails to comply with the Advertising Guidelines applicable to Website Advertisements or the restrictions set forth in Section 6.5 with respect to Company Data, Agent shall pay to Company an amount equal to the profit recognized by Agent in connection with such noncompliant activities. In addition, if such noncompliance by Agent is not cured within twelve (12) hours after notification by Company (which may be via e-mail), then Company may turn off/disable all adservers serving the affected website until such noncompliance is cured by Agent.

3. LICENSE OF WEBSITES

3.1. (a) License by Alloy of Sub-Universal Resource Locators. Alloy shall maintain the domain names www.alloy.com and www.delias.com (collectively, the “Alloy Flagship Websites”) as public facing websites. Alloy hereby licenses to the Company the right to use on an exclusive, non-transferable, royalty-free basis (i) the universal resource locator store.alloy.com within the www.alloy.com domain name for the purpose of displaying Alloy merchandise brand products (the “Alloy Licensed URL”); and (ii) the universal resource locator store.delias.com contained within the www.delias.com domain name for the purpose of displaying the dELiA*s merchandise brand products (the “dELiA*s Licensed URL,” and together with the Alloy Licensed URL, the “Licensed URLs”), all on the terms and conditions herein set forth. The Company may, in its sole discretion, transition from any or all of the Licensed URLs to another domain name of its choice (each a “Replacement URL”), provided and on the condition that such transition in no way affects or relieves the Company of any of its obligations set forth in this Agreement. Any Replacement URL and the Licensed URLs shall be considered a “Company Flagship Website”. Alloy will not license any Alloy Licensed URL to a third party during the Term of this Agreement.

(b) Unless explicitly set forth herein, the Parties expressly acknowledge and agree that the Company shall control the Company Flagship Websites, and all content and graphics contained therein, including, without limitation: (a) creating and posting product information and descriptions at the Company Flagship Websites; (b) ensuring the accuracy and appropriateness of materials posted at the Company Flagship Websites and/or provided for use by Alloy on the Alloy Flagship Websites (including, among other things, all product-related materials); (c) ensuring that materials posted at the Company Flagship Websites and/or provided for use by Alloy do not violate or infringe upon the rights of any third party (including, without limitation, copyrights, trademarks, trade secrets, privacy or other personal or proprietary rights); (d) and ensuring that materials posted at the Company Flagship Websites and/or provided for use by Alloy are not libelous and comply with all applicable laws and regulations; and (e) use commercially reasonable efforts consistent with industry standards to ensure that no viruses, etc. are on or posted to the Company Flagship Websites. Company agrees to indemnify and hold harmless Alloy and its Affiliates from any Claims (i) arising from Company’s use of the Licensed URLs, including any information posted thereon; or (ii) in connection with or related to any Company Flagship Website; provided, however, Company shall not be obligated to indemnify Alloy for any Claim directly attributable to Alloy’s action or inaction. Notwithstanding anything contained herein to the contrary in this section, Company shall not be responsible in any way for content or graphics supplied by or provided either directly or indirectly through Alloy.

(c) Unless explicitly set forth herein, the Parties expressly acknowledge and agree that Alloy shall control the Alloy Flagship Websites, and all content and graphics contained therein, including, without limitation: (a) creating and posting of content and advertisements; (b) ensuring the accuracy and appropriateness of materials posted on the Alloy Flagship Websites; (c) ensuring that materials posted at the Alloy Flagship Websites do not violate or infringe upon the rights of any third party (including, without limitation, copyrights, trademarks, trade secrets, privacy or other personal or proprietary rights); (d) and ensuring that materials posted on the Alloy Flagship Websites are not libelous and comply with all applicable laws and regulations; and (e) use commercially reasonable efforts consistent with industry standards to ensure that no viruses, etc. are on or posted to the Alloy Flagship Websites or contained in Website Advertisements. Alloy agrees to indemnify and hold harmless Company and its Affiliates from any Claims (i) arising from the Alloy Flagship Websites, including any information posted thereon; or (ii) in connection with or related to any Alloy Flagship Website; provided, however, Alloy shall not be obligated to indemnify Company for any Claim directly attributable to Company’s action or inaction. Notwithstanding anything contained herein to the contrary in this section, Alloy shall not be responsible in any way for content or graphics supplied by or provided either directly or indirectly through Company.

(d) The Company shall require or request each Buyer, Catalog Requestor and Online Registrant to provide at least that information set forth on Schedule 3.1(d) (the “Field Schedule”) as well as any information reasonably requested by Alloy from time to time and mutually agreed upon by the Parties.

(e) Compensation. dELiA*s shall pay to Alloy per each Licensed URL, the amount of twenty thousand Dollars ($20,000) per month for the right to use each such Licensed URL (collectively, the “License Fee”). This License Fee shall be payable during the Term of this Agreement regardless of whether or not Company transitions from a Licensed URL to a Replacement URL; provided, however, that notwithstanding the foregoing to the contrary the License Fee shall not be payable with respect to www.delias.com and the dELiA*s Licensed URL from and after the Closing Date as defined in Section 11.3 below.

3.2.	Crosspromotion and Advertising Services.

3.2.1	Alloy shall:

(a)

establish and maintain the designated units on the homepage of www.alloy.com for the Company’s benefit with links from such units to shop.alloy.com or any Replacement URL thereto as set forth on Schedule 3.2.1(a) (“Alloy Link Schedule”). For the avoidance of doubt Alloy may change the look and feel of the homepage of www.alloy.com in its sole discretion subject to inclusion of the identical designated units set forth on the Alloy Link Schedule, provided however that Alloy shall provide Company with thirty (30) days prior notice of any change so that the Company may revise its look and feel consistent with Alloy; and

	(b)	place a shop button with an embedded link to the corresponding Company Flagship Website on the first, left placement of the navigation bar on each page of each Alloy Flagship Website.

3.2.2	The Company shall:

(a)

establish, maintain and host www.delias.com (the “dELiA*s Domain) to the extent requested by Alloy, which right Agent may rescind at anytime in its reasonable business judgment upon thirty (30) days prior written notice to Company, and for so long as Company hosts the dELiA*s Domain allocate exclusively to Agent those advertising units and links set forth on Schedule 3.2.2(b), with the understanding that if Agent shall elect to host the dELiA*s Domain, Agent shall make available to Company all inventory not allocated to Alloy as set forth on Schedule 3.3.2(b);

(b)

establish and maintain those advertising units on each page and subpage of the Licensed URLS (and any Replacement URL thereto) set forth on Schedule 3.2.2(b) (collectively, the “Shop Advertising Units”).

(c)

establish and maintain a site navigation bar on each page and subpage of store.alloy.com (or any Replacement URL thereto) identical to the site navigation bar displayed on the homepage of www.alloy.com set forth on Schedule 3.2.2(c) (the “Alloy Nav Bar Schedule”) with the understanding that Alloy may require the Company to revise such navigation bar so that it conforms with the navigation bar on the alloy.com homepage, provided that placement of the shop link shall not be changed without Company’s prior written consent;

(d)

establish and maintain a site navigation bar on each page and subpage of store.dELiAs.com (or any Replacement URL thereto) consistent with the site navigation bar displayed on the homepage of www.dELiAs.com set forth on Schedule 3.2.2(d) (the “dELiA*s Nav Bar Schedule”);

(e)

direct each Person who places, initiates or completes an online merchandise order to an Alloy Website or webpage thereof as Alloy designates as the Company’s exclusive representative pursuant to Section 3.3.5 herein subsequent to (i) completion of a merchandise order; or (ii) abandonment of a merchandise order after the Company has attempted to recapture the sale, with the understanding that such redirection shall occur before any upsell is offered or order confirmation, order completion, thank you or other similar message is displayed;

(f)

promote the applicable Alloy Flagship Website in a prominent manner on all bags and boxes used in connection with outgoing direct mail order shipments for the respective Company Flagship Brands; provided, that the Parties acknowledge that, in lieu of printing directly onto outgoing direct mail order shipment bags and boxes, the Company may print the applicable Alloy Flagship Website onto one or more tapes which tapes shall be affixed to bags and boxes by the Company’s sales and shipping personnel;

(g)

establish and maintain prominent advertisement and placement of www.alloy.com on the cover of each Alloy catalog and those certain pages therein as set forth on Schedule 3.2.2(g) (“Alloy Catalog Schedule”), with such advertisement and placement to be effected in a manner consistent with those effected by the Company in the Ordinary Course of Business and Alloy shall pay Company $7,500 per year on the Effective Date and each anniversary thereof for such advertisement and placement, with the understanding that if this Agreement is terminated early pursuant to the terms and conditions of this Agreement Company shall refund to Alloy a prorated portion of such fees within ten (10) days of such termination;

(h)

establish and maintain prominent advertisement and placement of www.delias.com on the cover page of each dELiA*s catalog and those certain pages therein as set forth on Schedule 3.2.2(h) (“dELiA*s Catalog Schedule”), with such advertisement and placement to be effected in a manner consistent with those effected by the Company in the Ordinary Course of Business and Alloy shall pay Company $7,500 per year on the Effective Date and each anniversary thereof for such advertisement and placement with the understanding that if this Agreement is terminated early Company shall refund to Alloy a prorated portion of such based fees within ten (10) days of such termination;

(i) establish and maintain on each Company Flagship Website the area set forth on Schedule 3.2.2(i) for the purposes of maintaining embedded links (the “Embedded Link Schedule”), with the understanding that Alloy may require Company to edit the copy, including substitution of logos for text; provided, that Alloy may not edit more than once every six (6) months and any such changes may not exceed the current word count; and provided, further, that any substitution of logos for text shall not adversely affect the loading of such page and any graphics other than logos must be mutually agreed by the parties; and

(j) establish and maintain a link on each page and subpage of each Company FlagshipWebsite to a page of an Alloy Flagship Website designated by Alloy for the purpose of permitting Alloy to collect Data from Persons seeking to become on Online Registrants, which links shall be identical in size, placement and location consistent with the Ordinary Course of Business.

Notwithstanding anything contained herein to the contrary, Alloy shall provide Company with the ability, easily and without undue delay or interference, to control and update the portions of the Licensed URLS (i.e. uploading of graphics and content) allocated to Company as set forth above and elsewhere in this Agreement. Company may change the look and feel of the pages and subpages of the Licensed URLS (or Replacement URLS); provided, however, Company shall not be relieved of any of its obligations set forth in this Agreement and shall continue to provide the units and links as set forth above in Section 3.2.2; provided, further however, the Company shall discuss any such proposed changes to the Licensed URLs with Alloy prior to implementing any such changes so the parties can discuss in good faith any adverse impact such changes may have upon advertising revenue and mutually agree to make further revisions so as to avoid any such adverse impact.

Notwithstanding anything contained herein to the contrary, Company shall provide Alloy with the ability, easily and without undue delay or interference, to control and update the portions of the Licensed URLS (i.e. uploading of graphics and content) allocated to Alloy as set forth above and elsewhere in this Agreement. Alloy may change the look and feel of the homepage of www.alloy.com in its sole discretion; provided, however, Alloy shall not be relieved of any of its obligations set forth in this Agreement and shall continue to provide the units and links as set forth above in Section 3.2.2; provided, further however, Alloy shall notify Company of any such proposed changes prior to implementing any changes.

3.3. Website Advertising

3.3.1 Website Advertisements. Subject to the terms of this Agreement, Alloy shall have the sole and exclusive right during the Term to sell any and all third party advertisements and promotions on the Company Websites, including without limitation, the Shop Advertisements, graphical advertisements, online contests and sweepstakes, and subject to Section 3.3.5, upsell arrangements (collectively, the “Website Advertisements”). Subject to the terms of this Agreement, in the event that Alloy does not sell to a third party a unit allocated to Alloy as set forth in Section 3.2.2, Alloy may use such unit as it deems appropriate in its sole discretion, including without limitation, to advertise one or more Alloy Media Asset or as a value added component of third party promotional campaign.

3.3.2 Website Advertisement Content and Deployment. Subject to the terms of this Agreement, Alloy shall control the content, design and deployment of any Website Advertisement. The Company shall comply with reasonable instructions provided by Alloy from time to time, including special instructions related to ad tagging, ad reservations and cookie deployment, provided such instructions or special instructions do not materially adversely affect the performance of the applicable Company Website as mutually determined in the Parties’ reasonable business judgment. The Company shall cooperate with Alloy as reasonably requested to meet the demands of special advertising campaigns, such as geotargeted campaigns, subject to Company’s technology being able to support such request. In the event that Company incurs any out-of-pocket costs in connection with such request, Alloy agrees to reimburse Company such costs to the extent they are reasonable and approved by Alloy in advance. To the extent necessary and practical, the Parties agree to cooperate and use commercially reasonable efforts to make available to the other a content management system for the purpose of allowing such other Party to upload its content directly on the Alloy Flagship Websites or the Company Websites, as the case may be, as permitted by the terms of this Agreement.

3.3.3 Media Metrix. The Company has executed a traffic assignment request in favor of Alloy covering the Company Flagship Websites. The Company shall execute any similar traffic assignment or other similar documents to the extent reasonably necessary for the purpose of attributing to Alloy traffic generated by the Licensed URLs.

3.3.4 Website Advertising Consideration.

(a) Alloy shall pay to Company “Website Fees” as follows: twenty-five percent (25%) of the Shop Advertisement Revenue and fifty percent (50%) of the Upsell Offer Revenue. “Shop Advertisement Revenue” shall mean the gross revenue received and recognized by Alloy generated in connection with the sale to third parties of the Shop Advertisements, less direct ad serving costs and direct selling commissions. “Upsell Revenue” shall mean the gross revenue received and recognized by Alloy in connection with the sale to third parties of Upsell Offers less direct ad serving costs and direct selling commissions. Shop Advertisement Revenue and Upsell Revenue are collectively referred to herein as “Website Revenue.” For purposes of computing Website Revenue, the Parties shall assume that the direct selling commissions equal five percent (5%) of the gross revenue.

(b) Alloy guarantees that no less than $10,000 per month in Website Fees shall be payable to Company pursuant to this Section 3.3.4(a) (the “Guarantee”), provided, however, if after January 1, 2012, the average monthly ad impressions for Shop Advertisements of any rolling twelve month period are more than thirty percent (30%) less than the average monthly impressions for the same twelve month period of the Base Year, the Guarantee shall be null and void and have no further force and effect such that the amount of Website Fee payable to Company by Alloy shall be based on the actual amount of Website Revenue without regard to the Guarantee for the remainder of the Term. “Base Year” shall mean calendar year 2011.

(c) Alloy shall invoice and collect payments from third parties for Website Advertisements regardless of whether Agent, the Company or another Person was the procuring or generating source of such advertising.

3.3.5 Upsell Arrangements.

a.

Subject to subsection 3.3.5(c) below, dELiA*s hereby designates Alloy as the Company’s sole and exclusive representative with respect to offering and selling to Persons using Company Flagship Websites subscription services or subscriptions for products (e.g. movies and magazines) (each an “Upsell Offer”). Each Upsell Offer must comply with the Advertising Guidelines. Alloy shall obtain prior written approval of dELiA*s in the event it would like to include an Upsell Offer on a Company Website for a non-subscription service or product. Subject to Section 3.3.5(c), dELiA*s shall not, and shall not allow any third party to, offer on any Company Website any subscription based Upsell Offer other than through Alloy.

b.

Company shall cooperate with Alloy regarding the availability of Upsell Offers on the Company Flagship Websites, including working with Alloy to accommodate any issues that may arise in making such Upsell Offers, including any technical issues, provided there is no adverse affect on the performance of the Company Flagship Websites.

c.

If during any December 20th through June 20th or June 21st through December 19th period of the Term commencing with the period December 20, 2010 through June 20, 2011, Alloy generates less than sixty two thousand five hundred U.S. dollars ($62,500) in Upsell Revenue (the “Upsell Threshold Amount”), the Parties agree that Alloy shall have the immediately succeeding six (6) month period to generate at least the Upsell Threshold Amount and if not achieved for such six (6) month period, then there shall be no exclusivity with respect to Upsell Offers.

4. CATALOG MEDIA SERVICES

4.1 Print Media Services.

4.1.1 The Company shall make available in each Alloy catalog, and dELiA*s catalog (collectively, the “Company Flagship Catalogs”) those number of pages at the identified page location set forth on Schedule 4.1.1 (“Print Schedule”) and Alloy shall have the right but not the obligation to purchase such pages at such locations for the purpose of advertising third party products or services or any Alloy Media Asset (“Print Advertisements”). Any Print Advertisements shall be subject to the Advertising Guidelines except that Alloy shall not be entitled, without the prior written approval of dELiA*s to (a) advertise feminine hygiene products in the dELiA*s catalog and (b) advertise contests and sweepstakes in the dELiA*s and Alloy catalogs. For the avoidance of doubt, Alloy shall be entitled to advertise feminine hygiene products in Alloy catalogs.

4.1.2 Costs, Calendar and Process.

4.1.2.1. The Parties hereby agree to the publication schedule set forth on Schedule 4.1.2.1 (the “Print Publication Schedule”). No later than May 30 and November 30 of each year the parties shall establish the Print Publication Schedule for the following six months, which Print Publication Schedule shall be consistent with schedules established in the Ordinary Course of Business. At least seven (7) days prior to the Ad Confirmation Due date set forth in the Print Process Schedule, Alloy will advise Company of the number of pages it desires to reserve for Print Advertisements, which number shall be either zero (0), four (4) or eight (8) (the “Intended Number”). On or before each Ad Confirmation Due date set forth in the Print Process Schedule Alloy will advise Company in writing of the actual number of pages it intends to use for Print Advertisements (the “Actual Number”); provided, however, Alloy shall not be entitled to purchase one page. In the event that the Intended Number is greater than the Actual Number, Company and Alloy each agree to split the Print Costs (determined in accordance with the Print Costs Schedule) incurred with such the Remainder Pages (as defined below). In the event that the Remainder Pages when divided by two (2) does not result in a whole number (the “Overage”), the Parties agree to alternate assuming responsibility for such Overage.

4.1.2.2. The Parties hereby agree to the costs set forth on Schedule 4.1.2.2 (the “Print Costs Schedule”). No later than May 30th and November 30th of each year the parties shall establish the Print Cost Schedule for the following six months, with the understanding that appropriate adjustments shall be made to reflect actual increased or decreased postage and printing costs incurred by Company, as the case may be. “Remainder Pages” shall mean Intended Number less Actual Number.

4.1.3 Product Integration. In addition to the Print Advertisements, Company agrees, and agrees to cause its Affiliates, to make available to Alloy no less than six (6) product integration opportunities similar in placement and size to those set forth on the Media Blurb Schedule in each Alloy and dELiA*s catalog distributed during any given 12 month period with it being understood that such product integrations will be placed relevantly when possible (e.g. advertisements promoting women’s shaving cream will appear on pages with bare legs), the placement specifications will negotiated in good faith between the parties; and Alloy shall not offer product integration opportunities to third parties buying less than two (2) pages in a Company Brand catalog.

4.1.4 Compensation. Alloy shall invoice and collect payments from third parties for Print Advertisements (“Print Revenues”) regardless of whether Agent, the Company or another Person was the procuring source of such revenues and shall pay to the Company twenty-five percent (25%) of the difference between Print Revenues less any third party commission costs incurred by Alloy and Print Costs (“Print Fees”). In addition, Alloy shall pay to the Company the amount of “Print Costs” determined in accordance with the Print Costs Schedule. No Print Fees shall be owed to Company for any Print Advertisement advertising any Alloy Media Asset. For the avoidance of doubt, (i) no Print Fees shall be owed to Company for any Print Advertisements placed on behalf of a third party unless and until such monies have been collected from such third party client by Alloy, but Alloy shall be responsible for paying associated Print Costs; and (ii) no Print Fees or Print Costs shall be owed to Company for any product integrations to the extent such product integrations were offered to a third party as a value added on component.

4.2. Catalog Insertions.

4.2.1. Company shall make available to Alloy the right to include in each Company Flagship Catalog other than clearance catalogs (i) two (2) blow-in inserts (“Blow-In Inserts”) and (ii) one bound bind-in insert based on the technical specifications of each catalog (“Bind-In Insert” and together with the Blow-In Inserts, the “Insertions”); and in each clearance catalog, one Blow-In Insert. Each Blow-In Insert shall be separated by at least 2 pages from the other Blow-In Insert and at least 2 pages from the Bind-In Insert and shall not appear on or within 2 pages of any Print Advertisement. Insertions are subject to technical specifications set forth in the Print Publication Schedule.

4.2.2 Costs, Calendar and Process.

4.2.2.1 The Parties hereby agree to the Print Publication Schedule which outlines insertion deadlines. No later than May 30th and November 30th of each year the parties shall establish the Print Publication Schedule with respect to Insertions for the following six months, which schedule shall be consistent with schedules made in the Ordinary Course of Business.

4.2.2.2 The Parties hereby agree to the costs set forth on the Print Costs Schedule. The parties further agree to review the Print Costs Schedule at least twice per calendar year no later than May 30th and November 30th of each year, with the understanding that appropriate adjustments shall be made to reflect increased or decreased postage and printing costs, as the case may be and that such costs shall be calculated in a manner consistent with costs calculated in the Ordinary Course of Business.

4.2.2.3 The Parties hereby agree to the processes set forth on the Print Publication Schedule setting forth deadlines regarding Insertions. The parties further agree to review the Insertion Process Schedule twice per calendar year no later than May 30th and November 30th of each year, with the understanding that such schedule shall be consistent with schedules made in the Ordinary Course of Business.

4.2.3 Compensation. Alloy shall invoice and collect payments from third parties for Insertions regardless of whether Agent, the Company or another Person was the procuring source of such revenues. (“Insertion Revenues”) and shall pay to Company twenty five percent (25%) of the difference between the Insertion Revenues less any sales commissions paid by Alloy to third parties in connection with Insertions and the Insertion Costs (“Insertion Fees”). In addition, Alloy shall pay to Company the amount of “Insertion Costs” as determined in accordance with the Print Costs Schedule. Alloy shall be entitled to promote any Alloy Media Asset via an Insertion in which case no Insertion Fees shall be owed to Company for such Insertions placed, but Alloy shall be responsible for paying associated Insertion Costs. For the avoidance of doubt, no Insertion Fees shall be owed to Company for any Insertions placed on behalf of a third party unless and until such monies have been collected from such third party client by Alloy, but Alloy shall be responsible for paying associated Insertion Costs.

5. SAMPLING

5.1. Outbound Shipping Samples. Company shall make available to Alloy at least six (6) sample and insertion distribution units per outbound package distributed by each Company 15 Flagship Brand for the purpose of advertising third parties products or services or any Alloy Media Asset (“Outbound Sampling”); with the understanding that an outbound package must weigh one or more pounds in order to include samples (i.e. goods such as CD’s) and outbound packages weighing under one pound may include up to six (6) individual insertions (i.e. paper medium only) or one (1) Bundled Sample (as hereinafter defined) plus five (5) individual insertions up to the six (6) slot allotment. Outbound Sampling products shall include paper products and tangible goods; provided, however, that any food, candy or perfume products intended for Outbound Sampling must be pre-approved by Company; provided further, however, Alloy shall not include feminine hygiene products for Outbound Sampling related to the Company’s dELiA*s business. Should Alloy desire more than six (6) units per outbound package for any Company Flagship Brand at any given time during the Term, Alloy will have the right to bundle several samples together provided that such samples are in paper medium (“Bundled Samples”) and Alloy assumes responsibility including associated costs for such Bundled Samples.

5.1.1 Company will provide to Alloy no later than the tenth (10th) day of each month during the Term an updated weekly reforecasted projections for the remainder of the year, including projections for all packages and packages greater than one pound anticipated to be delivered during the course of the year. Company shall use commercially reasonable efforts to comply with reasonable requests of Agent with respect to Outbound Sampling, including, without limitation, inventory, additional samples, and stopping a distribution. If Company incurs out-of-pocket costs in connection with accommodating any extraordinary request Alloy shall reimburse Company such costs to the extent that such costs were reasonable and approved by Alloy in advance.

5.1.2. The Parties hereby agree to the costs set forth on Schedule 5.1.2 (the “Outbound Costs Schedule”). The parties further agree to review the Outbound Costs Schedule twice per calendar year no later than May 30th and November 30th of each year, with the understanding that such costs shall be calculated in a manner consistent with costs calculated in the Ordinary Course of Business, provided that any such increase will not affect Outbound Sampling booked prior to the date such increases were agreed upon by the Parties.

5.1.3. Alloy shall, and shall cause its Affiliates to, use commercially reasonable efforts to not send to Company any inventory for Sampling more than three (3) weeks prior to the start date of any sampling program. In the event Alloy requests cessation of a sampling program prior to its scheduled end date, Alloy shall make arrangements for removal or destruction of unused inventory within two (2) weeks of the later of such stoppage or final inventory count, or Company shall be entitled send unused inventory to Alloy at Alloy’s expense provided such costs are reasonable and consistent with competitive shipping costs.

5.1.4. Company shall be entitled to work with other third parties regarding Sampling except that Alloy shall serve as Company’s exclusive representative only for Sampling and Sampling related activities in the categories set forth on Schedule 5.1.4 (the “Sampling Schedule”).

5.2. Retail Sampling Services.

5.2.1 In-Store Promotions. The Company will make available exclusively to Alloy the right to conduct in-store promotions at or in each Company Brand retail location (“In-Store Promotions”) to promote a third party’s product or service or an Alloy Media Asset consistent with Schedule 5.2.1 (the “Retail Sampling Schedule”); provided, however, in the event Alloy does not conduct any In-Store Promotions for a period of six (6) months the parties shall discuss in good faith any modifications or revisions to this Section 5.2.1. In-Store Promotions shall comply with and are subject to the terms and conditions of the applicable retail store lease. Company will make available to Alloy no less than (i) one signage and sampling promotional opportunity and (ii) one sampling opportunity per month for each dELiA*s retail location for In-Store Promotions, subject to the technical specifications of each retail store. In-Store Promotions shall include any and all third party promotions conducted at or within a Company Brand retail location designed to increase brand awareness or otherwise promote, advertise or market a product or service, including without limitation, any sample, coupon, paper insert or other hand-to-hand deliverable to be distributed at point of sale; any lease line sign located at a retail store front, or dressing room sign (not on an easel or stand); or any other reasonable media and marketing means, provided that Alloy shall obtain Company’s prior written consent before committing to conducting In-Store Promotions involving the use of buttons, mirror clings and in-store demonstrations or any other media not specifically stated herein; and provided further that Alloy shall not in connection with any In Store Promotions (i) promote any feminine hygiene product; (ii) not use any easel or stands other than a lease line sign at a retail store entrance. Notwithstanding the foregoing to the contrary, Company shall be permitted to install television or other display units at each Company Brand retail location for the purpose of broadcasting content, including videos and other programs; provided, however, if any such content was specifically produced to promote the products or services of any party other than a Party hereto (such as sponsored content) or contains any advertisements (collectively, “Promotional Content”), then Company shall obtain Alloy’s prior consent, such consent not to be unreasonably withheld, prior to displaying any such Promotional Content. Alloy and dELiA*s agree to review the Retail Sampling Schedule upon the opening of every five (5) new retail stores, with the understanding that the monthly distribution quantities and distribution opportunities shall increase proportionally to the average monthly distribution per store as outlined in the Retail Sampling Schedule. Notwithstanding anything contained herein to the contrary, in no event shall the monthly distribution quantities set forth in the Retail Sampling Schedule be reduced unless and until the number of dELiA*s brand retail locations is less than forty (40).

5.2.2	Reporting and Other.

(a)

No later than the second (2nd) business day of any each month, Alloy shall provide to dELiA*s an in-store completion form substantially in the form set forth as Exhibit 5.2.2(a) (the “In-Store Completion Form”) outlining by store, the elements of the In-Store Promotions conducted during the previous month. dELiA*s shall return to Alloy the completed In-Store Completion Form by the tenth (10th) day of such month.

(b)

No later than the second (2nd) business day of each month, Alloy shall provide to dELiA*s a monthly finance form substantially in the form set forth as Exhibit 5.2.2 (b) (the “Monthly Finance Form”). dELiA*s shall return to Alloy the completed Monthly Finance Form by the tenth (l0th) days of such month.

(c)

Company agrees to allow Alloy or its designees reasonable access to its retail locations for the purpose of taking photographs evidencing the In-Store Promotions with the prior approval of Company which shall not be unreasonably withheld or delayed. Should Company not respond to any such request within two (2) business days, Company shall be deemed to have consented to such access.

(d)

In the event that there are any unused or left over promotional materials in connection with an In-Store Promotion, Company agrees to distribute such promotional materials until depleted, using commercially reasonable efforts to distribute such materials as soon as possible. The provisions of this section shall apply only to the extent if the quantity received by Company is equal to or less than the quantity set forth on the Retail Sampling Schedule.

5.3 Compensation. Alloy shall invoice and collect payments from third parties for Outbound Sampling and In-Store Promotions (“Sampling Revenues”). Alloy shall pay to dEliA*s fifty percent (50%) of the difference between Sampling Revenues less any third party commissions payable by Alloy and Sampling Costs (“Sampling Fees”). “Sampling Costs” shall mean any costs incurred by Alloy in connection with the In-Store Promotions and Outbound Sampling, including printing and distribution costs. Alloy shall be responsible in all respects for dealing with third party vendors retained to carry out Outbound Sampling and In-Store Promotions, including without limitation, printing and coordination of delivery schedules. In the event that Alloy chooses to work with a dELiA*s designated printer, dELiA*s sole responsibility shall be to deliver the artwork to such printer and all approvals and costs shall be Alloy’s responsibility. Alloy shall be entitled to promote any Alloy Media Asset via Outbound Sampling and In-Store Promotions, in which case Alloy shall be responsible for paying Sampling Costs and any reasonable and documented out-of-pocket costs incurred by Company in connection with or directly attributable to such Outbound Sampling or In-Store Promotions, but no Sampling Fees shall be owed for such Outbound Sampling and In-Store Promotions. No Sampling Fees shall be owed to Company for any Outbound Sampling and In-Store Promotions unless and until such monies have been collected from the third party client by Alloy, but Alloy shall be responsible for associated Sampling Costs.

6. DATA COLLECTION, OWNERSHIP AND USE.

6.1 Data Collection.

6.1.1 Alloy Data Collection. Alloy shall own and be responsible in all respects for the collection of any and all Data collected through any Alloy Flagship Website excluding Data collected through any Licensed URL (the “Alloy Flagship Data”).

6.1.2 Company Data Collection. The Company shall own and be responsible in all respects for the collection of any and all Data collected through any Licensed URL (or Replacement URL) (collectively, the “Company Data”). Data collected by Company offline through a call center, shall be deemed Company Data for purposes of this Agreement.

6.1.3 For the avoidance of doubt, any Data collected prior to the Effective Date shall be subject to the terms and conditions of the Original Contract.

6.1.4 dELiA*s shall, and shall cause its Affiliates to, use reasonable efforts to, to collect at least those data elements set forth on the Field Schedule from Catalog Requestors and Buyers and to deliver such elements to Alloy as part of the Company Data. For the avoidance of doubt Company shall not deliver to Alloy any credit card information collected by Company.

6.2	License of Data.

(a)	Subject to the restrictions set forth in Section 6.5, Company hereby grants to Alloy during the Term of this Agreement and for a period of one (1) year commencing on the delivery of Company Data and each subsequent one (1) year period commencing during the Term a non-exclusive, transferable license to use for any purpose, the Company Data. In consideration for the aforesaid annual licenses, (i) Alloy will pay to dEliA*s a fee on a net basis of three cents ($0.03) per each Unique Valid Record (collectively, the “Alloy Data Fees”) containing Company Data which consists of 0-12 month Buyers and/or 0-6 month Catalog requestors; and (ii) for each Unique Valid Record which consists of 12+ month Buyers and/or 6+ month catalog requestors, Alloy shall pay to a Company a fee of one and one-half cents ($0.015) per Unique Valid Record. Alloy may, by providing written notice to Company, elect to terminate this license at anytime, in which event Company shall be relieved of its obligations set forth in Section 6 except that Section 6.5 will survive in accordance with its terms.

(b)

Subject to the restrictions set forth in Section 6.5 and at dELiA*s option in its sole discretion, Alloy shall grant to dELiA*s during the Term of this Agreement and for a period of one (1) year commencing on the delivery of the Alloy Flagship Data and each subsequent one (1) year period commencing during the Term a non-exclusive, non-transferable license to use for any purpose the Alloy Flagship Data. dELiA*s will pay to Alloy a fee of three cents ($0.03) per each Unique Valid Record (collectively, the “Delias Data Fees” and together with the Alloy Data Fees, the “Data Fees”). dELiA*s may exercise this option at anytime during the Term by providing written notice to Alloy.

(c)

“Unique Valid Records” shall mean each record of Data containing valid personally identifiable information of a Person which is unique to the receiving party’s then existing database. For clarification purposes, each record of Data provided by Company under this Agreement shall be considered a Unique Valid Record if (i) it is not in Alloy’s then existing database; or (ii) it is in Alloy’s then existing database other than as a result of (a) receipt or delivery from a third party unaffiliated with Company, (b) receipt or delivery from websites owned and/or operated by Alloy and/or affiliated with Alloy, provided that in no instance is such website related to the Company Business; (c) delivery or receipt pursuant to the Original Contract; or (d) then being licensed from Company under this Agreement under Section 6.2 of this Agreement.

6.3 Delivery of Data and Updates.

6.3.1 Company shall deliver to Alloy Company Data in an electronic format mutually acceptable to both parties on a weekly basis during the Term. On a monthly basis, Alloy will determine the number of Unique Valid Records and provide Company with a report within forty-five (45) days of receipt of the last delivery of Company Data for each month during the Term, indicating the number of Unique Valid Records for which a Data Fee is payable to Company.

6.3.2 Upon request by Company, but in no event more than twice per month, Alloy shall deliver to Company Alloy Flagship Data in an electronic format acceptable to both parties. On a monthly basis, Company will determine the number of Unique Valid Records and provide Alloy with a report within forty-five (45) days of the last delivery of Alloy Flagship Data for each month during the Term, indicating the number of Unique Valid Records for which a Data Fee is payable to Alloy.

6.4 Opt-In, Opt-Out, Privacy.

6.4.1 Company shall use commercially reasonable efforts to ensure that it obtains the necessary consents from Persons to comply with the provisions of this Section 6, including without limitation, posting and maintenance of a privacy policy applicable to offline collection of Company Data to the extent required by law. Notwithstanding the foregoing, each party shall, and shall cause its Affiliates to, maintain at the appropriate data acquisition point those opt-in/opt-out requests set forth on Schedule 6.4.1 (A) (“Opt-In Schedule”) and to collect and maintain the Company Data, in accordance with a privacy policy substantially in the form set forth at Schedule 6.4.1(B) (the “Privacy Policy”). For the avoidance of doubt, Company shall not display or host any privacy or other policy on any Licensed URL as the privacy policies maintained by Alloy on the Alloy Flagship Websites shall control and apply to the collection of all Data collected through any Licensed URL. If either Party becomes aware that the Opt-In Schedule or the Privacy Policy will require modification, enhancement and/or clarification for any reason, including but not limited to, changes in law or regulation, such Party shall provide prompt notice to the other Party. If such modification, enhancement and/or clarification affects either Party’s ability to perform its obligations or exercise its rights hereunder, the Parties agree to work together in good faith to modify this Agreement and/or mutually agree upon appropriate modifications to the Opt-In schedule or the Privacy Policy, as appropriate, and/or take such additional steps, including, without limitation, collection and ownership of Alloy Flagship Data or Company Data, as applicable, by one Party with a license of such Data to the other Party, to the extent possible to preserve the intentions and expectations of the Parties as reflected in the terms hereof. Company and Agent further agree to cooperate in good faith in connection with the posting and maintenance of any other policies or terms of use as may be required by law or otherwise necessary or desirable to effect the intentions of the Parties as set forth in this Agreement, including without limitation the posting of a privacy policy applicable to residents of certain states or to Data collected offline. The Parties agree that this provision 6.4.1 is a material term of this Agreement.

6.4.2 Each Party shall, and shall cause its Affiliates to, adhere to the request process and procedures established in the Ordinary Course of Business and set forth on Exhibit 6.4.2 (the “Opt-Out Process”), including without limitation with respect to opt-out/opt-in requests and change of address information.

6.4.3 Company shall provide or cause its Affiliates to provide the application program interface (API) for each Company Flagship Website in substantially the same manner as provided in the Ordinary Course of Business to Alloy or to a designated Alloy third party as Alloy may reasonably request.

6.5 Data Usage Restrictions.

6.5.1 Restrictions upon Company. dELiA*s, on behalf of itself and its Affiliates, shall only use and share the Data in connection with Company Business, subject to the following restrictions:

(a)	During the Term, Company shall not make available to (or use for the benefit of) any third party any Alloy Flagship Data.

(b)	During the Term, Company shall not make available to (or use for the benefit of) any third party any Company Data, except

(i)

    in connection with list exchanges or list rentals where (a) Company works with a third party list manager or broker; (b) the person or group to whom Company enters into a list exchange or list broker arrangement is either a publisher or merchandiser; provided, however, under no circumstance may Company transfer any Company Data to any third party aggregator, including without limitations any third party listed on Schedule 6.5.1 (b)(i) (the “Data Aggregators Schedule”); or

(ii)

    in connection with cooperative exchange programs on the condition that such program (a) precludes such data delivery’s directly or indirectly resulting in monies payable to Company or any of its Affiliates; and/or (b) does not allow for the transfer of data to a third party aggregator, including any party listed on the Data Aggregators Schedule; or

(iii)	in connection with third party Company suppliers retained in connection with the Company Business, such as a shippers and credit card processors.

(c)

        Notwithstanding anything contained herein to the contrary, dELiA*s may assign or otherwise transfer any and all rights, interests, or title to the Alloy Flagship Data it acquires pursuant to this Agreement to any of its Affiliates, which Affiliates may use such Data consistent with the terms of this Agreement.

(d)

        In connection with any of the foregoing activities contemplated by Section 6.5.1(b), Company shall not identify or refer to any Company Data as Alloy data or refer to such Company Data as being sourced from or through www.alloy.com or any universal resource locator within the www.alloy.com domain name except with respect to cooperative exchange programs as set forth in Section 6.5.1(b)(ii) above.

(e)

Company shall not send more than three (3) e-mail messages per week to the same Person utilizing Data from the Company’s Alloy business including from the Alloy Licensed URL except twenty weeks during any given calendar year Company may send four (4) emails per week to such Person. There shall be no restrictions on the number of e-mail messages sent by Company utilizing Data from the company’s dELiA*s business including, but not limited to, from the dELiA*s Licensed URL.

6.5.2. Restrictions upon Alloy. Alloy, on behalf of itself and its Affiliates, shall only use and share the Company Data in connection with the Alloy Business, subject to the following restrictions:

(a)

Alloy shall not make available to, or use for the benefit of, any Direct Competitor any Company Data without obtaining prior Company approval, which approval shall not be unreasonably withheld or delayed. In the event that Company neither approves nor denies a request within three (3) business days of receipt, such request shall be deemed denied. Alloy shall not make available to, or use for benefit of, any Indirect Competitor any Company Data containing information on any 0-6 month Catalog

Requestors or any 0-12 month Buyers if such information is being used to primarily promote an apparel (including swimwear), footwear, accessory or bed linen product to teenage girls and/or women in their 20s (such as Target featuring teenage and/or women in their 20s apparel) without obtaining prior Company approval, which approval shall not be unreasonably withheld or delayed. In the event that company neither approves nor denied a request within three (3) business days of receipt, such request shall be deemed approved.

(b)

Notwithstanding anything contained herein to the contrary, nothing shall restrict or prohibit Alloy from making available to or using for the benefit of an Indirect Competitor Company Data containing information on 6+ month Catalog Requestors and 12+ month Buyers provided that (i) such Company Data is not being used to promote a product which is in direct competition with a Company product (e.g. Target promoting back to school supplies) and (ii) Alloy provides a copy of the offer being promoted giving Company two (2) business days to object to such use or transfer on the grounds that it is not in accordance with the Advertising Guidelines.

(c)	Any and all advertisements and offers made via email to Persons using Company Data shall be subject to the restrictions set forth on the Advertising Guidelines.

(d)

Alloy shall not, and shall not permit any third party to, use any Company Data in connection with making outbound telephone calls, provided, however, that Alloy shall be permitted to use Company Data in connection with sending text messages.

(e)

Alloy shall not send more than one e-mail messages per week to the same Person utilizing Company Data if the “From” or “Subject” line in any such e-mail messages contain the words “Alloy”, “dELiA*s” or any variations thereof, except twenty weeks during any given calendar year Alloy may send two emails per week to such Person. If the “From” or “Subject” line in any such e-mail messages do not contain the words “Alloy”, “dEliA*s” or any variations thereof there shall be no monthly limitation on such e-mails utilizing Company Data; provided, however nothing herein shall limit, restrict or impede Alloy from sending any emails if the “From” or “Subject” lines of such email contain the words “Alloy Student Offers”.

6.5.3 The terms and provisions of this section 6.5 shall survive for a period of twelve months subsequent to termination, except that any license granted by Company for which Alloy has paid an Alloy Data Fee shall be terminate in accordance with the term of such license as set forth in Section 6.2.

6.6 For the avoidance of doubt the terms and conditions herein set forth only apply to Data exchanged by the Parties under this Agreement. Any Data exchanged by the Parties prior to the Effective Date shall be subject to the terms and conditions of the Original Contract.

6.7 Miscellaneous.

6.7.1 Each of Alloy and Company agrees, and agrees to cause its Affiliates, to provide and maintain the technical facilities and services necessary to meet its respective obligations set forth in this Agreement. To that end, the parties will confer and agree on procedures for such matters as the following:

(a)	Structuring and transferring the Data in a way accessible and usable as contemplated by this Agreement.

(b)

Establishing and following standard procedures for computer management of the Data and related host systems, including backup measures, recovery procedures, file maintenance and expansion, change controls, problem resolution procedures, management and control of space use, performance reporting, and related security and administration;

(c)	Establishing quality control and testing procedures; and

(d)	Establishing remedial response and error correction procedures.

6.7.2 Alloy and Company agree to meet as needs reasonably require during the Term of the Agreement for the purpose of undertaking a full data mapping and other matters related to Data collection and to cooperate in good faith with respect to each other’s requests to effect the intent of this Agreement.

7. INTENTIONALLY OMITTED

8. RELATIONSHIPS WITH THIRD PARTIES; INVOICING AND COLLECTIONS; AND REPORTING.

8.1 Relationships with Third Party Advertisers. Alloy shall be responsible for establishing and maintaining the relationships with any and all third parties advertising, marketing or otherwise using any Company Media Asset, including without limitation the establishment of advertising rates, negotiation and execution of agreements, and invoicing and collection procedures.

8.2 Media Revenue Calculations; Time of Payments to Company. Company shall deliver to Agent a statement no later than the fifteenth (15th) day of any given month detailing any costs payable by Alloy during the previous month pursuant to the terms of this Agreement. Promptly after the end of each month, Agent shall determine (i) the amount of Media Revenues generated during the previous month in accordance with the terms herein and GAAP as consistently applied by Agent; (ii) the amount of Media Payments due Company in respect of such month, and (iii) the amount of Media Costs payable to or by Agent and shall deliver a copy of each such determination. All amounts shown as due to the Company as stated on each such statement shall be paid by Agent to Company no later than forty-five (45) days from the date of the end of the applicable month. All payments due Company pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account or accounts designated by Agent to Company. Notwithstanding the foregoing to the contrary, either party shall be entitled to offset amounts due by it from amounts owed to it only to the extent that any undisputed payment under this Agreement has not been paid within sixty (60) days after its due date.

8.3 Timing of Payments. Unless otherwise agreed to by the Parties, Agent shall invoice each third party for amounts owed in connection with the sale, license or rental of any Company Media Asset in accordance with Agent’s normal billing practices as may be in effect from time-to-time with respect to its other customers. Alloy shall use commercially reasonably efforts to collect monies payable by third parties. Notwithstanding anything contained herein to the contrary, Agent shall not be obligated to deliver any Media Payment to Company for any sale, license or rental of the Company Media Assets to a third party unless, and only to the extent that, monies have actually be received by Agent from such third party.

Should a third party default in its payment obligations as set forth in the agreement concerning the sale, license or rental of the Company Media Assets, Company will no longer have the obligation to perform its obligations to the extent that they relate to such defaulting third party. Agent and Company agree to reasonably cooperate regarding Claims against a defaulting third party.

8.4 INTENTIONALLY OMITTED

8.5 Review.

8.5.1. Each Party shall have the right to conduct a review of any determination of monies payable by the other Party by noticing the such other Party of its intent to do so of at least forty-five (45) days in advance of the date such review is requested provided that requesting Party shall not have conducted a review more than once during any given eighteen (18) month period and such review is limited to payments paid or payable during such eighteen (18) month period.

8.5.2. If based on a review conducted pursuant to Section 8.5.1, a Party objects to the other Party’s determination of monies due to or payable by the objecting Party, the objecting Party shall deliver to such other Party a written notice of its objection (a “Dispute Notice”) setting forth, with reasonable specificity, the nature of the dispute and the objecting Party’s alternative calculation. If the non-objecting Party does not deliver to the objecting Party a response to the Dispute Notice (“Response Notice”) within thirty (30) days of receipt of the Dispute Notice, it shall be deemed to have agreed to objecting Party’s determination as set forth in the Dispute Notice. If the non-objecting Party timely delivers a Response Notice, the Parties shall work in good faith to resolve such dispute. If they are not able to resolve such dispute, it shall, within sixty (60) days of delivery of the Response Notice, submit the dispute to an independent public accounting firm, mutually agreeable to Agent and Company (the “Arbitrator”). If Agent and Company are unable to agree on an Arbitrator within such 60-day period, any party may request that the American Arbitration Association (“AAA”) select an accounting firm in accordance with AAA rules and procedures applicable to commercial disputes, which firm shall be the Arbitrator hereunder. Agent and Company shall, within the next twenty (20) calendar days thereafter, present their positions with respect to the disputed item(s) to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, be required to submit its written decision on each disputed item to Agent and Company within fifteen (15) days after receipt of such materials, and any adjustments shall be made within five (5) days after such decision is submitted. Any determination by the Arbitrator with respect to any disputed item shall be final, binding and conclusive on each Party to this Agreement, absent manifest error. Agent and Company agree that the cost of the review and the Arbitrator shall be borne the Party whose determination was farthest from the determination of the arbitrator; provided, however, if a review is conducted and no adjustment in excess of 5% is made to the non-objecting Party’s calculations, the objecting Party shall bear the entire cost of the Arbitrator, if any, and shall reimburse the non-objecting Party for any reasonable and documented costs related to such review.

8.6. Reporting and Scheduling. dELiA*s and Alloy, each agree, and to cause their respective Affiliates, to provide to the other in a timely manner information reasonably necessary to allow the requesting Party to plan and project, including delivery of monthly reports showing the number and rate of Print Advertisements, Website Advertisements and Insertions sold to date and updated annual forecasts, and copies of any and all US postal service 3602 forms providing actual circulation mailed for each catalog shipped to be used as proof of circulation to third parties advertising through the Company Brand catalogs. The Parties agree to cooperate in connection with the review and updates of the Schedules referenced herein, including without limitation, to work in good faith so that any and all updates are agreed upon in advance to allow sufficient time for Agent and Company to appropriately prepare and plan.

9. REPRESENTATIONS, WARRENTIES AND COVENANTS.

9.1 Company Representations, Warranties and Covenants.

Company hereby represents, warrants and covenants to and in favor of Agent as follows:

9.1.1 Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) has all requisite power and authority to operate its assets and properties and to consummate the transactions contemplated hereby; and (iii) is, and during the Term will continue to be, duly authorized and qualified as a foreign corporation to do business and in good standing in each jurisdiction where the failure to be so qualified would result in or have a Company Material Adverse Effect.

9.1.2 The Company has the right, power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. Company has taken all necessary actions required to authorize the execution, delivery and performance of this Agreement, and no further consent or approval is required for Company to enter into and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Company’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor.

9.1.3 No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Company, or has been settled or resolved, or to Company’s knowledge, is threatened against or affects Company, which, if adversely determined, could result in or have a Company Material Adverse Effect.

9.1.4 There are no agreements, contracts or other understandings in effect which limit the ability of Company to comply with its obligations set forth in this Agreement. Company covenants not to enter into any contract, agreement or other understanding with any third party involving or related to the Company Media Assets that would or could be reasonably thought to have an adverse effect upon the Company Media Assets or Agent’s representation thereof pursuant to this Agreement. The parties agree that the failure of Company to comply with its covenant under this Section shall be deemed a material breach by Company.

9.1.5 As between Company and its Affiliates on one hand and Agent and its Affiliates on the other hand, Company will be responsible for the supply, operation and maintenance of the Company Websites, and will monitor the Company Websites’ connection to the internet and perform hardware and network software services as reasonably may be required to maintain and operate the Company Websites in substantially the manner in which it was operated in the Ordinary Course of Business prior to the Effective Date.

9.1.6 During the Term, the Company shall comply in all material respects with all laws; ordinances, rules, regulations and orders applicable to the Company Media Assets, the Company Websites and Company’s performance under this Agreement. The Company is not bound by any contract, agreement or understanding, or subject to any charter or other corporate restriction, nor is any Company Website or any of the Company Media Assets subject to any intent, agreement or understanding, in any event, which has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

9.2 Agent Representations and Warranties. Agent hereby represents, warrants and covenants in favor of the Company as follows:

9.2.1 Agent (i) is a corporation, duly organized, validly existing and in good standing under the laws of its state of its incorporation; (ii) has all requisite power and authority to operate its assets and properties and to consummate the transactions contemplated hereby; and (iii) is and during the Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the failure to be so qualified would result in or have an Agent Material Adverse Effect.

9.2.2 Agent has the right, power and authority to execute and deliver this Agreement to which it is a party and to perform fully its obligations hereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of this Agreement, and no further consent or approval is required on the part of the Agent for Agent to enter into and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Agent and constitute the legal, valid and binding obligation of the Agent enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for the Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefore.

9.2.3 No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Agent, or has been settled or resolved, or to the Agent’s knowledge, is threatened against or effects the Agent, which if adversely determined, would result in or have an Agent Material Adverse Effect.

9.2.4 There are no agreements, contracts or other understandings in effect which would limit the ability of Agent to comply with its obligations set forth in this Agreement. The parties agree that the failure of Agent to comply with its covenant under this Section shall be deemed a material breach by Agent.

9.2.5 During the Term, Agent shall comply in all material respects with all laws; ordinances, rules, regulations and orders applicable to Alloy Media Assets, the Alloy Websites and Alloy’s performance under this Agreement. Subject to the actions contemplated by Section 14.11(c), Agent is not bound by any contract, agreement or understanding, or subject to any charter or other corporate restriction, nor is any Alloy Website or any of the Alloy Media Assets subject to any intent, agreement or understanding, in any event, which has resulted in, or would reasonably be expected to result in, an Agent Material Adverse Effect. Notwithstanding anything in this Agreement to the contrary, nothing herein shall preclude, limit or affect Alloy’s ability to transfer to a third party any Alloy business or any Alloy Affiliate business; provided, that and on the condition Alloy complies with the provisions set forth in Section 14.11(c) with respect to any such transfer.

10. GRANT OF LICENSE. In connection with the transactions contemplated herein, Company hereby grants to Agent a nonexclusive, royalty-free, worldwide license during the Term (as hereinafter defined) to use or display the Intellectual Property solely relating to, and solely for Agent’s use in connection with Agent’s obligations and rights herein set forth. Agent agrees that all Intellectual Property is, and shall remain, the property of Company, and Agent shall return and/or cease all use of any Intellectual Property upon termination of this Agreement. Notwithstanding the foregoing to the contrary or the Partial Trademark Assignment dated on or about December 19, 2005 between Alloy and Alloy Merchandise, LLC, the Trademark Coexistence Agreement dated on or about December 19, 2005 and the Distribution Agreement dated on or about December 19, 2005, Alloy may use or incorporate the “Alloy” name on merchandise, apparel and other goods provided that in connection with such activities (a) Alloy shall not use the “Alloy” name independently or standing alone, (b) the “Alloy” name must be incorporated or included as one of Alloy’s brand names such as Alloy TV, Alloy Media, or Alloy Entertainment and (c) Alloy’s use of the “Alloy” name shall not be the same as or similar to the style, font, or otherwise in a manner visually similar to Company’s use of its Alloy trademark.

11. TERM; TERMINATION.

11.1. For purposes of this Agreement, the “Term” shall be deemed to start as of December 20, 2010 (the “Effective Date”) and shall terminate on December 20, 2015. If the Effective Date or termination date falls on a day other than the last or first day of any given month, any fees payable shall be prorated.

11.2 The Parties expressly acknowledge and agree that this Agreement is not terminable or cancelable for any reason except as follows:

(a)	By mutual written consent of Company and Agent at any time;

(b)

By either Party, at its election, if (i) a petition is filed, or any case, proceeding or other action is commenced against the other Party seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership, or other debtor relief under the laws of the United States or any state or other competent jurisdiction and such proceeding is not dismissed within ninety (90) days after the commencement thereof; or (ii) a court of competent jurisdiction enters an order for relief against the other Party as debtor, or an order, judgment or decree is entered appointing, with or without the consent or contest of Company, a receiver, trustee, custodian or other similar official for it, or for all or any part of its assets or properties, and such petition, case, proceeding, action, order, judgment or decree shall not be dismissed within ninety (90) days after being commenced;

(c)	With respect to the services to be provided by Alloy in connection with the Company’s dELiA*s business, as set forth in Section 11.3; and

(d)	With respect to any of the services to be provided by Alloy, as set forth in Section 14.11 (c).

11.3. OPTION TO ACQUIRE

11.3.1 During the Term of this Agreement, Company shall have the right to elect in its sole discretion to purchase the dELiA*s Domain for the purchase price (the “Purchase Price”) set forth below, subject to adjustment as set forth in Section 11.3.2 (the “Option”):

Option Exercise Date	Purchase Price
Effective Date through December 31, 2011	$9,000,000
January 1, 2012 through December 31, 2012	$10,000,000
January 1, 2013 through December 31, 2013	$11,000,000
January 1, 2014 through Termination Date	$12,000,000

11.3.2. If Company exercises the Option, Company shall have a one-time right to elect in its sole discretion to terminate all media and marketing services set forth in this Agreement as it relates to the Company’s dELiA*s business (the “Termination Option”), which right must be exercised if at all, at the time of exercise of the Option. If dELiA*s exercises the Termination Option, the Purchase Price shall be increased by an amount as follows (the “Termination Payment”): an initial amount of $2,700,000 to be reduced on a monthly prorata basis (for the 60 months of the Term) based upon the month during the Term when the Termination Option is exercised.

11.3.3. Company shall exercise the Option and the Termination Option, if elected, by delivering written notification to Alloy of its exercise of the Option and, if applicable, the Termination Option. The Parties agree that the transfer of ownership of the dELiA*s Domain by Alloy or its Affiliate free and clear of any and all liens, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever (collectively, “Liens”) shall occur no later than the fifteenth (15th) day subsequent to receipt by Alloy of Company’s notice or on such other date as mutually agreed to by the Parties (the “Closing Date”). On the Closing Date, the Parties shall execute and deliver the following:

(i)	Company shall deliver the Purchase Price (and if the Termination Option is exercised, the Termination Payment) in immediately available funds via wire transfer to an account designated by Alloy;

(ii)	Company and Alloy shall execute and deliver a domain name assignment in substantially the form attached hereto as Exhibit 11.3.3;

(iii)

If the Termination Option is exercised, the Parties shall execute an amendment to this Agreement effectively deleting all provisions in this Agreement relating to the dELiA*s business, including, without limitation, the right to place Website Advertisements on the dELiA*s Domain, and the right to conduct In Store Promotions at dELiA*s retail store locations;

(iv)

If the Termination Option is not exercised at the time the Option is exercised by Company, a letter from Company acknowledging that any successor in interest to the dELiA*s Domain other than dELiA*s, Inc. shall assume any and all obligations of the Company regarding the media and marketing services to be provided by Alloy as it relates to the dELiA*s business as set forth herein, which letter shall be countersigned by such successor with an agreement to execute any document reasonably required by Alloy to memorialize and effect the foregoing and take other action as may be reasonably be requested by Alloy; and

(v)	An officer’s certificate confirming that the items set forth in Section 11.3.4 are true and correct as of the Closing Date; and

(vi)	All other instruments of assignment and transfer, documents and agreements reasonably requested by Company.

11.3.4 Alloy represents, warrants, covenants and agrees:

(i)	That it or its Affiliate, have and will have during the Term, including but not limited to on the Closing Date, good title to the dELiA*s Domain;

(ii)	To maintain the dELiA*s Domain with the appropriate registrar and pay all registration, maintenance and other fees and expenses applicable to the dELiA*s Domain; and

(iii)

That it will not lease, assign, transfer, dispose of or sell the dELiA*s Domain in any manner whatsoever other than solely in connection with the dELiA*s Domain being included among the collateral securing debt related to the transaction referenced in Section 14.11(b) with the agreement that (a) the documents evidencing such debt shall provide that upon the occurrence of the Closing Date, the dELiA*s Domain shall automatically be released from the lien of the holder of such debt and (b) Alloy will take commercially reasonable steps necessary to cause the dEliA*s Domain to be released from the collateral on or before the Closing Date; and

(iv)	Company shall be entitled to file UCC-1 financing statement(s) substantially in the form attached hereto as Exhibit 11.3.4.

12. INDEMNIFICATION.

12.1 Definitions. As used in this Section, the following terms shall have the following meanings:

12.1.1. “Event of Indemnification” shall mean the following:

(a) with respect to Agent (an “Agent Event of Indemnification”), (i) the breach of any representation, warranty or covenant contained in this Agreement by dELiA*s or any dELiA*s Affiliate; (ii) except as otherwise set forth in Section 3.1(c) of the Agreement, the use by Company of the Licensed URLs or (iii) any Claim resulting from the Company’s gross negligence or willful misconduct in connection with Company’s obligations set forth hereunder;

(b) with respect to Company (a “Company Event of Indemnification”),(i) the breach of any representation, warranty or covenant contained in this Agreement by Alloy or any Alloy Affiliate, (ii) except as otherwise set forth in Section 3.1(b) of the Agreement, the use by Agent of the Licensed URLs; or (iii) any Claim resulting from Alloy’s gross negligence or willful misconduct in connection with Alloy’s obligations set forth hereunder.

12.1.2 “Indemnified Persons” shall mean and include:

(a) with respect to a Agent Event of Indemnification, Agent and its Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing; or

(b) with respect to a Company Event of Indemnification, Company and its Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

12.1.3 “Indemnifying Persons” shall mean and include:

(a) with respect to a Agent Event of Indemnification, dELiA*s and each of its successors and assigns (the “Company Indemnifying Parties”); or

(b) with respect to a Company Event of Indemnification, Agent and each of its successors and assigns (the “Agent Indemnifying Parties”).

12.2 Indemnification Generally. The Indemnifying Persons shall indemnify the Indemnified Persons from and against any and all Damages arising from or in connection with any Event of Indemnification.

12.3 Assertion of Claims. No Claim shall be brought under Section 12.2 hereof unless the Indemnified Persons, or any of them, promptly provides (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 12.4 of any Third Party Claim, the existence of which might give rise to such a Claim, but the failure so to provide such notice will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim. Upon the giving of such written notice as described in this Section 12.3, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings for the enforcement of their rights under Section 12.2 hereof.

12.4 Notice and Defense of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim).

(b) The Indemnifying Person shall defend any Third Party Claims with counsel of their own choosing, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims. The Indemnifying Persons, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all non-privileged books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

13. COVENANTS AND CONFIDENTIAL INFORMATION

13. Post-Effective Date Covenants. Agent and Company agree as follows with respect to the period following the Effective Date.

13.1 General. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

13.2 Litigation Support. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction contemplated under this Agreement, the other Party will cooperate with such Party or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 12 above); provided that nothing in this section shall require a Party to waive any privilege with respect to any document, item of correspondence, report or other writing.

13.3 Confidential Information. (a) Each Party acknowledges and agrees that during the Term in the course of performing its obligations under this Agreement, it may learn of, be exposed to or come into possession of certain “Confidential Information” (as defined herein) developed or owned by the other Party or entrusted to the other Party by others. Each Party agrees that it will not, directly or indirectly, (i) use such Confidential Information except as required in the normal and proper course of performing its obligations hereunder; (ii) disclose such Confidential Information to any other person, corporation or entity other than to parent or affiliate companies and employees or representatives of each of the foregoing on a need to know basis; or (iii) allow a third party access to such Confidential Information (except as otherwise may be required by law, rule or order or a court, governmental agency or arbitral panel of competent jurisdiction) without, in each case, obtaining the prior written approval of the other Party. The foregoing restrictions shall continue to apply for a period of one (1) year after the expiration or termination of this Agreement, regardless of the sources thereof, so long as the confidential nature of such information is maintained.

(b) For the purposes of this Agreement, “Confidential Information” shall mean: (i) financial information, including sales, profits, pricing methods and cost information; (ii) information received with respect to products, services, systems, plans, processes, procedures, methods, data files and research and development (whether or not protected by patents); and (iii) supply lists, marketing plans, surveys and other marketing information from clients, vendors and sources; and (iv) any other information which a Party treats or considers confidential.

(c) Notwithstanding the foregoing, Confidential Information shall not include any information that is: (i) available or becomes available from public sources or that is in the public domain; (ii) received by a Party at any time from third parties without breach of a non-disclosure obligation to the other Party; (iii) shown through proper documentation to have been developed independently by a Party prior to the Effective Date; (iv) readily discernible from publicly available products or literature; or (v) approved for disclosure by prior written permission of a corporate officer of the Party asserting that such information is Confidential Information.

14. MISCELLANEOUS

14.1 Expenses. Each Party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby.

14.2 Entire Agreement. This Agreement (including Schedule and the Exhibits attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among any of the parties, their divisions or their Affiliates with respect thereto.

14.3 Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.4 Specific Performance. The transactions contemplated by this Agreement are unique transactions and any failure on the part of Company or Agent to complete the transactions contemplated by this Agreement on the terms of this Agreement may not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause Agent irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to any non-breaching Party for a breach or threatened breach of this Agreement, the non-breaching Party will be entitled to seek specific performance of this Agreement upon any breach by the other, and to an injunction restraining the other from such breach or threatened breach.

14.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by telecopier, with confirmation addressed as follows:

(i) if to Agent, to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: CEO

Telecopier: (212) 244-4311

With a copy to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: General Counsel

Telecopier: (212) 244-4311

(ii) if to Company, to:

dEliA*s, Inc.

50 West 23rd Street

New York, NY 10010

Attention: CEO

Telecopier: 212-590-6580

With a copy to:

dEliA*s, Inc.

50 West 23rd Street

New York, NY 10010

Attention: General Counsel

Telecopier: 212-590-6310

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopier transmission, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

14.6 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

14.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

14.8 Benefits of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights or responsibilities arising hereunder shall be assignable or delegable by any Party hereto without the consent of the other parties hereto except that Alloy may delegate any of its rights and obligations set forth in this Agreement to any of its Affiliates or a third party provided that such delegation shall not relieve Alloy of any of its obligations herein set forth.

14.9 Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

14.10 Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Agent and Company; provided, however, that any Party to this Agreement may waive in writing any obligation owed to it by any other Party under this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.11 Assignment, No Third Party Beneficiaries; Successor.

(a) Neither Party may assign this Agreement without obtaining the prior written consent of the other Party, with such consent not to be unreasonably withheld or delayed; provided, however, that consent shall not be required in connection with the acquisition of all or substantially all of the stock or assets of a party. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever except as expressly set forth in this Agreement.

(b) Alloy covenants and agrees that is has obtained the consent and acknowledgement of Zelnick Media Capital, LLP to this Agreement and that this Agreement shall remain in full force and effect in accordance with its terms and conditions from an after the closing of Alloy’s transaction publicly announced on June 24, 2010 with an investor group led by ZelnickMedia.

(c) In the event of a transfer of all or any portion of an Alloy business which provides the services contemplated by this Agreement (each a “Transferred Business”), Alloy shall have the right to transfer to the successor of such Transferred Business (each a “New Entity”) the portions of this Agreement relating to the services contemplated to be provided by such Transferred Business. By way of example, if Alloy divests of its Alloy Education business to a New Entity, Alloy shall have the right to transfer to such New Entity those portions of this Agreement covering the Upsell Offers and database licenses; provided and on the condition that such New Entity shall assume such obligations on substantially similar terms and conditions as those set forth herein. Company and Alloy covenant and agree to take and cause to be taken all actions necessary to comply with this Section 14.11(c), including without limitation, entry of a new agreement with a New Entity with provisions the same as those herein contained as it relates to such Transferred Business.

14.12 Interpretation and Survival. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any Party. As such, this Agreement will not be interpreted in favor of, or against, any Party. Sections 8.5, 10, 12, and 14 shall survive termination of this Agreement and Sections 6 and 13 shall survive termination in accordance with its terms.

14.13 No Joint Venture. No Party hereto shall make any warranties or representations, or assume or create any obligations, on the other Party’s behalf except as may be expressly permitted hereunder or in writing by such other Party. For the avoidance of doubt, the parties may delegate any of their obligations set forth herein to an Affiliate or a third party provided that each Party shall be solely responsible for the actions of all its respective employees, agents and representatives.

14.14 Dispute Resolution.

(a) Informal Dispute Resolution. In the case of any disputes under this Agreement (except for disputes under Section 8.5, which shall be governed by the terms of that Section), the parties shall first attempt in good faith to resolve their dispute informally, or by means of commercial mediation, without the necessity of a formal proceeding.

(b) Arbitration. All disputes, claims, controversies and differences arising out of or relating to this Agreement or the termination, invalidity or breach hereof, which cannot otherwise be resolve as provided above, shall be determined by arbitration in New York, New York in accordance with the expedited arbitration provisions of the Commercial Arbitration Rules of the AAA (except as otherwise specified in this Section) using arbitrators who are commercial litigators with experience in litigating disputes among parties to similar disputes and who are admitted before the bar of any state of the United States. The dispute shall be determined by one (1) arbitrator acceptable to both Parties who shall be selected within fourteen (14) days of receipt of notice of intention to arbitrate by the Party receiving that notice. If the receiving Party fails to respond to said notice within said fourteen (14) days, then the Party providing said notice shall select the arbitrator and the arbitrator selected by the Party providing said notice shall be deemed to have been selected by the receiving Party. If, by the end of said fourteen (14) day period the Parties have not agreed upon one (1) arbitrator as acceptable, then the dispute shall be determined by a panel of three (3) arbitrators selected as follows: within an additional seven (7) days, each Party shall appoint one (1) arbitrator. These two (2) arbitrators shall then, within an additional seven (7) days, name a third arbitrator. If the two (2) arbitrators are unable to agree upon the choice of a third arbitrator within seven (7) days, either Party may request the person or entity administering the arbitration, or, if none, the AAA or any other arbitration administering person or entity, to appoint the necessary arbitrator pursuant to the Commercial Arbitration Rules. Arbitrators shall be compensated for their services at the standard hourly rate charged in their private professional activities. The Parties acknowledge that the United States District Court for the Southern District of New York has jurisdiction over the parties for the purpose of enforcing this Section. The rules of civil procedure and evidence of the State of New York shall apply with respect to any arbitration hereunder, including all rules pertaining to discovery and inspection. The arbitrator(s) shall follow substantive rules of law. The arbitrator(s) shall make the award in strict conformity with this Agreement and shall have no power to depart from or change any of the provisions hereof. The award of the panel shall be accompanied by findings of fact and a written statement of reasons for the decision. Both Parties agree to be bound by the results of this arbitration; judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. To the extent reasonably practicable, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. All matters relating to any arbitration hereunder shall be maintained in confidence. Nothing contained in this Section shall prohibit either Party from seeking equitable relief without first resorting to arbitration under such circumstances as that Party’s interests hereunder and in its property will be otherwise compromised. In the event of arbitration, the prevailing Party may recover costs and reasonable attorneys’ fees in such amounts as the arbitrator(s) may award.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date above written.

ALLOY, INC.

By:	/s/ Gina DiGioia

Its:	Secretary and CLO

dELiA*s, Inc.

By:	/s/ Walter Killough

Its:	CEO